Exhibit 10.2

EXECUTION VERSION

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is made as of December 14, 2017, by WideOpenWest, Inc., a Delaware corporation (the “Company”), and Steven Cochran (the “Executive”).

WHEREAS, the Executive serves as the Chief Executive Officer of the Company;

WHEREAS, the Executive and the Company are party to that certain Employment Agreement dated May 13, 2017 (the “Employment Agreement”); and

WHEREAS, the Company desires that the Executive’s employment with the Company shall be terminated effective as of the Separation Date (as defined below).

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, the Executive and the Company agree as follows:

1.                                      Cessation of Employment Relationship.

(a)                                 The Executive’s employment with the Company and any subsidiary and affiliate of the Company shall cease, and the Executive shall cease to serve as the Chief Executive Officer of the Company, effective December 14, 2017 (the “Separation Date”).  Except as expressly provided in Section 2 of this Agreement, the Separation Date shall be the termination date of Executive’s employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company.  Prior to the Separation Date, the Executive’s employment shall continue to be governed in all respects by the Employment Agreement.

(b)                                 Effective as of the Separation Date, the Executive hereby resigns from all titles, positions, offices and directorships with the Company and any subsidiary and affiliate of the Company, as well as from any positions, offices and directorships on the Company’s and its subsidiaries’ and affiliates’ foundations, benefits plans and programs.  The Executive shall take any action that the Company or any of its subsidiaries or affiliates may reasonably request in order to confirm or evidence such resignation.  Effective as of the Separation Date, the Executive shall not hold himself out as a representative of the Company or any of its subsidiaries and affiliates or use any of the powers relative to the Company or its subsidiaries or affiliates.

(c)                                  During the period between the Separation Date and June 30, 2018, for no additional compensation, the Executive shall make himself reasonably available for consultation and advice of no more than twenty (20) hours per month, as requested by either the then Chief Executive Officer of the Company, the Company auditors, an officer of the Company or a member of the board of directors of the Company (the “Board”) (the “Consultation Period”).

2.                                      Compensation.

(a)                                 Severance.  In connection with the termination of the Executive’s employment on the Separation Date, Executive shall be entitled to the following severance payments and benefits, consisting of (i) (A) earned but unpaid base salary (B) any earned but unpaid bonus for which the performance measurement period has ended prior to the Separation Date, (C) any accrued but unused vacation as of the Separation Date, and (D) unreimbursed but substantiated business expenses, in each case, payable as a lump sum within five (5) days of the Separation Date; and subject to Section 2(f), Section 2(g), Section 2(h) and continued compliance with Section 1(c) herein, Executive shall be entitled to (ii) continuation of the Executive’s monthly base salary (at the rate of $54,187.50 per month) in accordance with the Company’s normal payroll practices for a period of twenty-four (24) months following the Separation Date (“Severance”) (ii) an amount equal to $30,428.37, payable within thirty (30) days following the Separation Date, and (iii) subject to (A) Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and (B) Executive’s continued copayment of premiums at the same level and cost to Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and the Executive will be entitled to (C) continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Executive (and Executive’s eligible dependents) for a period of eighteen (18) months at the Company’s expense, to be paid in the form of reimbursements to the Executive, provided that Executive is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 2(a)(iii)(C) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) and (D) to the extent COBRA coverage expires after eighteen (18) months permitted by COBRA, Executive shall be entitled to up to six (6) months of cash payments equal to the Company’s average monthly cost paid pursuant to Section 2(a)(iii)(C) for the previous eighteen (18) months during COBRA coverage.  Notwithstanding anything to the contrary, Executive shall not be entitled to any payments or benefits under this Section 2(a)(iii) following December 13, 2019.  The Company’s first payment of Severance shall occur on the first scheduled payment date immediately following the date the General Release becomes irrevocable pursuant to Section 2(f), and such first payment shall include all payments scheduled to be made between the period of the Separation Date and the date the General Release becomes irrevocable.

(b)                                 Treatment of Pre-IPO Restricted Stock.  On May 30, 2017, the Executive received a distribution of 57,652 shares of restricted stock from the Company pursuant to the WideOpenWest, Inc. 2017 Omnibus Incentive Plan and a restricted stock grant agreement by and between the Executive and Company, dated as of May 30, 2017 (the “Pre-IPO Grant”).  Subject to Section 2(f), Section 2(g), Section 2(h) and continued compliance with Section 1(c), all 57,652 shares of restricted stock received pursuant to the Pre-IPO Grant shall vest in full on June 30, 2018.

(c)                                  Short Term Incentive Grant.  On May 30, 2017, the Executive received a distribution of 57,375 shares of restricted stock in respect of the 2017 cash bonus from the Company pursuant to the WideOpenWest, Inc. 2017 Omnibus Incentive Plan and a Restricted Stock Grant Agreement by and between the Executive and Company, dated as of May 30, 2017 (the “Short Term Incentive Grant”).  Subject to Section 2(f), Section 2(g), Section 2(h) and continued compliance with Section 1(c), all 57,375 shares of restricted stock received pursuant to the Short Term Incentive Grant shall vest in full on June 30, 2018.

(d)                                 Long Term Incentive Grant.  On June 16, 2017, the Executive was granted 45,845 shares of restricted stock as long term incentives from the Company pursuant to the WideOpenWest, Inc. 2017 Omnibus Incentive Plan and a Restricted Stock Grant Agreement by and between the Executive and Company, dated as of June 16, 2017 (the “Long Term Incentive Grant”).  Subject to Section 2(f), Section 2(g), Section 2(h) and continued compliance with Section 1(c), 15,281 shares of the restricted stock received pursuant to the Long Term Incentive Grant shall vest in full on June 30, 2018.  As of the Separation Date, the remaining 30,564 shares of the restricted stock received pursuant to the Long Term Incentive Grant shall be unvested and shall be automatically forfeit and be cancelled for no value as of the Separation Date.

(e)                                  Treatment of the Cash Retention Plan.  The Executive was awarded a bonus amount under the WideOpenWest, Inc. Retention Plan with aggregate value equal to $857,138.31 (the “Cash Retention Bonus”) payable in equal installments on December 18, 2017, December 18, 2018, and December 18, 2019, subject to continued employment through such dates.  Subject to Section 2(f), Section 2(g), Section 2(h) and continued compliance with Section 1(c), the Executive shall receive lump sum payment equal to the Executive’s regular unpaid Cash Retention Bonus of $285,712.77 on December 18, 2017 and the remaining payment of $571,425.54 on June 30, 2018.

(f)                                   Release Requirement.  In order to be entitled to receive (and continue to be entitled to receive, as applicable) the Severance, the amount under Section 2(a)(ii), any portion of the unpaid Cash Retention Bonus, and the accelerated vesting of the Pre-IPO Grant, Short Term Incentive Grant, and Long Term Incentive Grant, the Executive must execute and return to the Company the general waiver and release attached hereto as Exhibit A (the “General Release”) no later than the twenty-first (21st) day following the Separation Date, which must become irrevocable no later than the thirtieth (30th) day following the Separation Date.

(g)                                  Restrictive Covenant.  In order to be entitled to receive (and continue to be entitled to receive, as applicable) the Severance, any portion of the unpaid Cash Retention Bonus, and the accelerated vesting of the Pre-IPO Grant, Short Term Incentive Grant, and Long Term Incentive Grant, the Executive must continue to comply with, and be subject to, the obligations contained (A) within Section 6, Section 7 and Section 8 of the Employment Agreement (relating to Confidential Information; Non-Competition, and Non-Solicitation, and Enforcement), which are restated in Section 4 and Section 5 hereof, (B) under this Agreement and (C) any other agreements between the Executive and the Company or any of its subsidiaries and affiliates which subject the Executive to restrictive covenants (collectively, the “Restrictive Covenants”).

(h)                                 Enforcement.  In the event of a breach of any of the Restrictive Covenants as determined by the Board in good faith, non-compliance with Section 1(c) herein as determined by the Board in good faith, or if the execution of the General Release required pursuant to Section 2(f) herein is ineffective, the following shall occur:

(i)                                     any portion of the Severance that has been paid to the Executive pursuant to Section 2(a) shall be repaid to the Company within ten (10) days of the Executive’s receipt of notice from the Company of such breach,

(ii)                                  any portion of the Severance and or Cash Retention Bonus scheduled to be paid in future shall immediately cease and be forfeited, and

(iii)                               no acceleration pursuant to Sections 2(b), Section 2(c) and Section 2(d) shall occur and all such restricted stock awards eligible for additional vesting on June 30, 2018 shall be immediately forfeited.

(i)                                     No Other Compensation or Benefits.  The Executive acknowledges that, except as expressly provided in this Agreement or as otherwise required by applicable law, the Executive shall not receive any additional compensation, severance or other benefits as an employee of the Company of any kind following the Separation Date or the expiration of the Consultation Period.

3.                                      Restrictive Covenants; Survival.  The Executive hereby (a) reaffirms the rights and obligations contained within the Restrictive Covenants, and (b) understands, acknowledges and agrees that such rights and obligations shall survive the Executive’s termination of employment with the Company and remain in full force and effect in accordance with all of the terms and conditions thereof.  All post-employment restricted periods applicable to the Restrictive Covenants shall commence as of the Separation Date.  Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation.  The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive shall not be not required to notify the Company that such reports or disclosures have been made.  Nothing in the Agreement or the General Release is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).  18 U.S.C. § 1833(b) provides that “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”  Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating suspected violation of law.  The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

4.                                      Confidential Information.  The Executive acknowledges that the information, observations and data that have been or may be obtained by him during his employment or other relationship or interaction with the Company or any Subsidiary or any of their respective successors or predecessors (and any Subsidiary or any such successor or predecessor being a

“WOW Company”) prior to and after the date of this Agreement concerning the current or proposed business or affairs of the WOW Companies (collectively, “Confidential Information”) are and shall be the property of the WOW Companies.  Therefore, Executive agrees that he shall not disclose to any unauthorized Person or use for his own account or for the account of any other Person (other than the WOW Companies in the course of performing any duties for the WOW Companies) any Confidential Information without the prior written consent of the Company, unless and to the extent that the Confidential Information in question has become generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act.  “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity (including any governmental entity or any department, agency or political subdivision thereof).

5.                                      Non-Compete, Non-Solicitation.

(a)                                 Non-Compete.  Executive acknowledges that during his employment or other relationship or interaction with the WOW Companies he has and shall become familiar with trade secrets and other confidential information concerning such Persons, and with investment opportunities relating to the business of providing cable television, Internet, data, telephony and other communications services (together with all reasonably related activities “Business”), and that his services shall be of special, unique and extraordinary value to the WOW Companies.  Therefore, Executive agrees that, during the 24 month period following the Separation Date, he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business, or as an investor in or lender to any business (in each case including on his own behalf or on behalf of another Person) which constitutes or is competitive with all or part of the Business as conducted in any Territory.  For purposes of this Agreement, “Territory” means any geographic market in which any of the WOW Companies holds a franchise to conduct the Business during the Employment Period (as defined in the Employment Agreement) or in which any of the WOW Companies has taken material steps to obtain franchise rights during the Employment Period or at the end of the Consultation Period.  Nothing in this Section 5(a) shall prohibit Executive from being a passive owner of less than 5% of the outstanding stock of a corporation of any class which is publicly traded, so long as Executive has no direct or indirect participation in or managerial influence over the business of such corporation.

(b)                                 Non-Solicitation.  During the Noncompete Period, Executive shall not directly or indirectly (i) induce or attempt to induce any employee or independent contractor of any WOW Company to leave the employ or contracting relationship with such WOW Company, or in any way interfere with the relationship between any WOW Company and any employee or full-time independent contractor thereof, (ii) solicit for employment or as an independent contractor any person who was an employee or independent contractor of any WOW Company at any time during the Employment Period, or (iii) induce or attempt to induce any customer, supplier or other business relation of any WOW Company to cease doing business with such entity or in any way interfere with the relationship between any such customer, supplier or other business relation and such WOW Company.

6.                                      Enforcement.  The Company and Executive agree that if, at the time of enforcement of Section 4 or Section 5 a court holds that any restriction stated in any such section is unreasonable under circumstances then existing, then the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.  Because Executive’s services are unique and because Executive has access to information of the type described in Section 4 and Section 5, the Company and Executive agree that money damages would be an inadequate remedy for any breach of Section 4 or Section 5. Therefore, in the event of a breach or threatened breach of Section 4 or Section 5, any WOW Company may, in addition to any other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violation of, the provisions of Section 4 or Section 5, without posting a bond or other security.  The provisions of Section 4, Section 5, Section 6, Section 7 and Section 8 and the other provisions of this Agreement are intended to be for the benefit of each of the WOW Companies, each of which may enforce such provisions and each of which (other the Company) is an express third-party beneficiary of such Sections and this Agreement generally.  Section 4, Section 5, Section 6, Section 7, Section 8 and Section 9 shall survive and continue in full force in accordance with their terms.

7.                                      Inventions.  The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of Executive’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by Executive, solely or jointly with others, during the Employment Period, or (B) suggested by any work that Executive performs in connection with the Company, either while performing Executive’s duties with the Company or on Executive’s own time, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”).  The Executive shall keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and shall promptly disclose all Inventions completely and in writing to the Company.  The Records shall be the sole and exclusive property of the Company, and Executive shall surrender them upon the termination of the Employment Period, or upon the Company’s request.  The Executive irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Period, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”).  The Executive shall, at any time during and subsequent to the Separation Date, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to Executive from the Company.  The Executive shall also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to Executive from the Company.  In addition, the Inventions shall be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and Executive agrees that the Company shall be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive.  If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom.  In addition, Executive hereby waives any so-called “moral rights” with respect to the Inventions.  To the extent that Executive has any rights in the results and proceeds of Executive’s service to the Company that cannot be assigned in the manner described herein, Executive agrees to unconditionally waive the enforcement of such rights.  The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of or other service provider to the Company.

8.                                      Non-disparagement.  The Executive agrees not to make negative comments or otherwise disparage the Company and each of its subsidiaries and affiliates and their respective officers, directors, employees, shareholders, agents, services or products.  The Board agrees not to (and shall instruct the Company’s named executive officers not to), directly or indirectly, disparage the Executive in any manner that is likely to be harmful to the Executive’s business reputation.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

9.                                      Cooperation.  The Executive confirms and agrees that he shall upon the receipt of reasonable notice from the Company (including outside counsel), Executive agrees that while employed by the Company and thereafter, Executive shall respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and shall provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and shall assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of Executive’s employment with the Company (collectively, the “Claims”).  Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates.  Executive also agrees to promptly inform the Company (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required.  During the pendency of any litigation or other proceeding involving Claims, Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors and except to the extent that Executive determines in good faith is necessary in connection with the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel.  Upon presentation of appropriate documentation, the Company shall pay or reimburse Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by Executive in complying with this Section 9.

10.                               No Integration.  In the interest of clarity, any agreement relating to confidentiality, noncompetition, nondisparagement, nonsolicitation or assignment of inventions entered into between the Executive and the Company shall not be superseded by this Agreement and the Executive acknowledges and agrees that any such agreement shall remain in full force and effect.

11.                               Return of Company Property.  The Executive acknowledges that he shall return to the Company  all Company property (including, but not limited to, computers, keys, electronic devices, office equipment, records, identification cards, files, reports, computer disks, rolodexes, electronic passwords and documents containing Company’s confidential or business information, whether in hard copy or electronic format) to the Company on the date requested by the Company.  Executive shall be entitled to keep Executive’s cell phone, provided, that, Executive shall submit such cell phone to the Company to remove Confidential Information, as requested by the Company.

12.                               Tolling.  In the event of any violation of the provisions of Section 4 and 5 Executive acknowledges and agrees that the post-termination restrictions contained in Section 4 and 5 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

13.                               Survival of Provisions.  The obligations contained herein that are intended to survive the termination or expiration of Executive’s employment with the Company shall survive and be fully enforceable thereafter.

14.                               Confidentiality.  Executive understands and agrees that, except as otherwise permitted herein, the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by Executive and his agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company and except to his immediate family, legal, financial and tax advisors, on the condition that any individuals so informed must hold the above information in strict confidence.

15.                               Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto (except with respect to the Severance and the Restrictive Covenants), shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply), and any dispute in relation to this Agreement shall be subject to the exclusive jurisdiction of the Delaware State courts (which shall be required to apply Delaware law).  The Executive and the Company irrevocably waive any objections which the Executive or the Company may have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or the Executive’s engagement by, or provision of services to, any Company affiliate in any court in the State of Delaware, and shall further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.  The Executive and the Company shall waive any right the Executive or the Company may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or the Executive’s engagement by, or provision of services to, any Company affiliate.

16.                               Tax Matters.

(a)                                 The Company may withhold from any and all amounts payable under this Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)                                 The intent of the parties is that payments and benefits contemplated under this Agreement that are subject to Section 409A comply with the requirements thereof, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  The Executive and the Company hereby agree that Executive’s termination of employment on the Separation Date shall constitute a “separation from service” within the meaning of Section 409A. To the extent this Agreement provides for reimbursements of expenses incurred by the Executive or in-kind benefits the provision of which are not exempt from the requirements of Section 409A, the following terms apply with respect to such reimbursements or benefits: (i) the reimbursement of expenses or provision of in-kind benefits shall be made or provided only during the period of time specifically provided herein; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) all reimbursements shall be made no later than the last day of the calendar year immediately following the calendar year in which the expense was incurred; and (iv) the right to reimbursement or the in-kind benefit shall not be subject to liquidation or exchange for another benefit.  Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.  In addition, the provisions of the Employment Agreement relating to Section 409A are incorporated into this Agreement with full force and effect.

17.                               Entire Agreement.  Except as otherwise expressly provided herein, this Agreement (including Exhibit A attached hereto) constitutes the entire agreement between the Executive and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral.  This Agreement shall bind the heirs, personal representatives, successors and assigns of the Executive and the Company and inure to the benefit of the Executive, the Company, and the Executive’s and its respective heirs, successors and assigns, provided that neither the Executive nor the Company may assign rights or obligations hereunder without the express written consent of the other, except that the Company may assign its rights and obligations hereunder to a successor in interest to all or substantially all of the Company’s business, whether by way of merger, acquisition, consolidation or otherwise.  This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.

18.                               Counterparts & Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and together any counterparts shall constitute one and the same instrument.  Additionally, the parties agree that electronic reproductions of signatures (i.e., scanned PDF versions of original signatures, facsimile transmissions, and the like) shall be treated as original signatures for purposes of execution of this Agreement.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WIDEOPENWEST, INC.

/s/ Craig Martin
Name:	Craig Martin
Title:	General Counsel and Secretary
Date:	12/14/2017

WIDEOPENWEST, INC.

/s/ Jeffrey Marcus
Name:	Jeffrey Marcus
Title:	Chairman of the Board
Date:	12/14/2017

Signature Page to Separation Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Accepted and Agreed:

/s/ Steven Cochran
Name: Steven Cochran

Signature Page to Separation Agreement

EXHIBIT A

Release Agreement

1.                                      In consideration of the payments and benefits (the “Severance Benefits”) set forth in Section 2 of the Separation Agreement dated as of December 14, 2017 by and between Steven Cochran (the “Executive”) and WideOpenWest, Inc. (the “Company”) (the “Separation Agreement”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”) (the “Release”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party, including without limitation any claim that arises out of, or relates to, (i) Employment Agreement, dated May 13, 2017 by and between Executive and the Company (the “Employment Agreement”), the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, promises for equity or equity-based awards or any acceleration of payments or benefits, (iii) breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (iv) any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and (vi) under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act) (“ADEA”), the Fair Employment Practices Law, Equal Pay Act of 1963, as amended, the Americans with Disabilities Act of 1990 (the “ADA”), the Family and Medical Leave Act of 1993, the Worker Adjustment Retraining and Notification Act, any applicable Executive Order Programs, or their state or local counterparts, or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance, or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company Released Parties.

2.                                      The Release does not apply to:

A.                                    rights of the Executive to the Severance Benefits and any other payments, benefits or entitlements under the Separation Agreement;

B.                                    the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

C.                                    claims for benefits under any health, disability, retirement, deferred compensation, life insurance or other similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

D.                                    Executive’s rights under outstanding equity incentive awards as well as Executive’s rights as a stockholder of the Company; and

E.                                     rights to indemnification the Executive has or may have under an agreement with any member of the Company Affiliated Group, the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force.

3.                                      The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.  The Company acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by the Executive, any such liability being expressly denied.

4.                                      This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses, but does not apply to the claims not released by the Executive in Section 1 above.

5.                                      The Executive specifically acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

6.                                      As to rights, claims and causes of action arising under ADEA, the Executive acknowledges that he been given a period of twenty-one (21) days to consider whether to execute this Release.  If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under ADEA.  If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed.  If such a revocation occurs, the Separation Agreement shall terminate and be of no further force and effect, and the Executive shall irrevocably forfeit any right to payment of the Severance Benefits (other than the payment of accrued base salary) or any other cash severance, benefits continuation or other post-termination benefits pursuant to the Employment Agreement, but the remainder of the Employment Agreement shall continue in full force.

7.                                      Other than as to rights, claims and causes of action arising under ADEA, this Release shall be immediately effective upon execution by the Executive.

8.                                      The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

9.                                      The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

10.                               The Executive acknowledges that the Severance Benefits he is receiving in connection with this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

11.                               Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect.  If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12.                               This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements in effect as of the date of this Release between the Parties in respect of the subject matter hereof except to the extent set forth herein.  For the avoidance of doubt, this Release does not supersede the Separation Agreement or any provision contained therein, or any consulting agreement entered into between the Executive and the Company with respect to services to be performed following the Executive’s termination date.

13.                               The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

14.                               This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Signatures delivered by facsimile shall be deemed effective for all purposes.

15.                               This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

16.                               Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

BY SIGNING THIS GENERAL RELEASE, EXECUTIVE REPRESENTS AND AGREES THAT:

(i)                                     EXECUTIVE HAS READ IT CAREFULLY;

(ii)                                  EXECUTIVE UNDERSTANDS ALL OF ITS TERMS AND KNOW THAT EXECUTIVE IS GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)                               EXECUTIVE VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)                              EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND EXECUTIVE HAS DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, EXECUTIVE HAS CHOSEN NOT TO DO SO OF EXECUTIVE’S OWN VOLITION;

(v)                                 EXECUTIVE HAS HAD AT LEAST 21 DAYS FROM THE DATE OF EXECUTIVE’S RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE EXECUTIVE’S RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT EXECUTIVE’S REQUEST AND SHALL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(vi)                              EXECUTIVE UNDERSTANDS THAT EXECUTIVE HAS SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)                           EXECUTIVE HAS SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE EXECUTIVE HAS WITH RESPECT TO IT; AND

(viii)                        EXECUTIVE AGREES THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY EXECUTIVE.

IN WITNESS WHEREOF, the Company has executed this Release as of the date written below.

WIDEOPENWEST, INC.

Name:	Craig Martin
Title:	General Counsel and Secretary
Date:	12/14/2017

WIDEOPENWEST, INC.

Name:	Jeffrey Marcus
Title:	Chairman of the Board
Date:	12/14/2017

Signature Page to Release Agreement

IN WITNESS WHEREOF, the Executive has executed this Release as of the date written below.

Accepted and Agreed:

Name: Steven Cochran
Date: